Exhibit 99.1

The J. M. Smucker Company Announces Intent to Divest International Multifoods’ Foodservice
and Bakery Products Businesses

ORRVILLE, Ohio, July 26, 2004—The J. M. Smucker Company (NYSE: SJM) today announced that it intends to divest International Multifoods’ (Multifoods) U.S. foodservice and bakery products businesses. These businesses were reported as the Foodservice Products Segment by Multifoods.

The Company’s strategy is to own and market leading North American icon brands sold in the center of the store. With the acquisition of Multifoods, the Company added an outstanding array of brands, which are complementary to the existing Smucker brands. However, the U.S. foodservice and bakery products businesses acquired with Multifoods are not aligned with the Company’s foodservice strategy, and, as such, the decision has been made to divest this non-strategic business segment.

For Multifoods’ 2004 fiscal year ended February 28, 2004, the Foodservice Products Segment had net sales of $202.5 million. These products are manufactured in eight North American facilities.

About The J. M. Smucker Company

The J. M. Smucker Company (www.smuckers.com) was founded in 1897 when the Company’s namesake and founder sold his first product — apple butter — from the back of a horse-drawn wagon. Today, over a century later, the Company is the market leader in fruit spreads, peanut butter, shortening and oils, ice cream toppings, and health and natural foods beverages in North America under such icon brands as Smucker’s®, Jif® and Crisco®. In June 2004, the Company expanded its family of products to include such brands as Pillsbury® baking mixes and ready-to-spread frostings; Hungry Jack® pancake mixes, syrups and potato side dishes; and Martha White® baking mixes and ingredients in the US, along with Robin Hood® flour and baking mixes and Bick’s® pickles and condiments in Canada. For over 107 years, The J. M. Smucker Company has been headquartered in Orrville, Ohio, and has been family run for four generations. The J. M. Smucker Company was recognized as the top company in FORTUNE Magazine’s 2003 annual survey of The 100 Best Companies to Work For and has ranked consistently in the top 25 companies each year since FORTUNE began the list in 1998. The J. M. Smucker Company has over 4,500 employees worldwide and distributes products in more than 45 countries.

The J. M. Smucker Company Forward-Looking Language This press release contains forward-looking statements, including statements that are subject to risks and uncertainties that could cause actual results to differ materially. Uncertainties that could affect actual results include, but are not limited to, the ability to sell Multifoods’ U.S. foodservice and bakery products businesses at an acceptable price and the timing and ability to close any such transaction, and other factors affecting share prices and capital markets generally. Other risks and uncertainties that may materially affect the Company are detailed from time to time in the respective reports filed by the Company with the Securities and Exchange Commission, including Forms 10-Q, 10-K, and 8-K.

Contacts:

Investors:	Media:
Mark R. Belgya	Maribeth Badertscher
Vice President and Treasurer	Manager, Corporate Communications
The J. M. Smucker Company	The J. M. Smucker Company
(330) 682-3000	(330) 682-300